FOR FURTHER INFORMATION:

Exhibit 99.1

Peter B. Bedford

Hanh Kihara

Chairman of the Board and

Chief Financial Officer

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES SECOND QUARTER 2004 RESULTS

LAFAYETTE, CA – July 19, 2004 – Bedford Property Investors, Inc. (NYSE:BED) today announced its financial results for the second quarter ended June 30, 2004.  Funds from operations (FFO) per share was $0.76, reflecting an increase of 1% when compared with FFO per share of $0.75 achieved for the second quarter of 2003.  Diluted earnings per share (EPS) was $0.30, compared with EPS of $0.44 achieved for the second quarter of 2003.

Financial Results

FFO for the second quarter of 2004 was $12,226,000 compared to $12,297,000 for the same period in 2003.  FFO for the first six months of 2004 was $23,870,000, or $1.48 per diluted share, compared to $24,878,000, or $1.52 per diluted share, for the same period in 2003, representing a decrease of 3% in diluted FFO per share.  FFO is a non-GAAP financial measurement used by real estate investment trusts to measure and compare operating performance and is generally defined as net income in accordance with GAAP, excluding extraordinary items and gains or losses from sales of property, plus depreciation and amortization of assets related to real estate, and after adjustments for unconsolidated partnerships and joint ventures.  A reconciliation of our FFO to our net income available to common stockholders (the most directly comparable GAAP measure) is included in the financial data accompanying this press release.

Net income available to common stockholders for the second quarter of 2004 decreased by $2,427,000 (33%) when compared with the second quarter of 2003.  Net income available to common stockholders for the first six months of 2004 decreased by $5,363,000 (36%) when compared with the same period of 2003.  This decrease is due to the decline in income from property operations, increase in interest expense, and declaration and payment of our Series A preferred dividends.  The decrease was partially offset by the increase in income due to property acquisitions in 2003 and 2004.  The decline in income from property operations is the result of "blend and extend" lease transactions (in which we lowered rental rates with tenants whose rent was substantially above market in exchange for extended lease terms), declines in the operating portfolio occupancy, and increases in depreciation expense primarily due to improvements of real estate and properties acquired and developed in 2003 and 2004.  The increase in interest expense is mainly due to the additional borrowing to fund 2003 and 2004 property acquisitions.

Property Operations

As of June 30, 2004, our operating portfolio occupancy was 93%, an increase of one percentage point from the previous quarter.  The average occupancy at our same-store operating properties, which consist of approximately 6.8 million rentable square feet or 88% of the total square footage of our operating portfolio, was 92% during the quarter.  During the quarter, we renewed and released 25 of 31 expiring leases, a total of 252,104 square feet, and 75% of the expiring footage.  The average change in rental rates in these new leases was a decrease of 7%.

Property Acquisitions and Dispositions

As previously announced, in April 2004, we purchased two fully-leased properties:  a 111,200 square-foot office building in Scottsdale, Arizona for $17,310,000 and a two-building 126,809 square-foot office/R&D complex in Hillsboro, Oregon for $19,390,000.

In addition, in late April, we acquired a 130,639 square-foot redevelopment project for $9,145,000 in Phoenix, Arizona.

In April and May, we purchased three parcels of land totaling 4.69 acres for $1,820,000 in Las Vegas, Nevada.  These parcels of land are held for future development and are located adjacent to our operating properties in Las Vegas.

No sales were completed during the second quarter of 2004.

Financing

As previously announced, on April 6, 2004, we sold 2.4 million shares of our 7.625% Series B Cumulative Redeemable Preferred Stock at $25 per share in an underwritten public offering.  The initial preferred dividend was declared on July 1, 2004, paid on July 15, 2004 and will be recorded in the third quarter of 2004.

Stock Repurchase

From April 1, 2004 through June 30, 2004, we repurchased 363,244 shares of our common stock at an average cost of $27.51 per share pursuant to our share repurchase program.  Since the inception of our repurchase program in November 1998, we have repurchased a total of 8,434,381 shares of our common stock at an average cost of $19.17 per share, which represents 37% of the shares outstanding at November 1998.

Company Information

We are a self-administered equity real estate investment trust that acquires, develops, owns and operates suburban office and industrial properties.  As of June 30, 2004, we wholly own and manage approximately 8.2 million square feet of commercial space located in Arizona, California, Colorado, Nevada, Oregon and Washington.  On June 30, 2004, we had 513 tenants.

Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED” and our website is www.bedfordproperty.com.

Investors, analysts and other interested parties are invited to join our quarterly conference call on Tuesday, July 20, 2004 at 8:00 a.m. PDT.  To participate, callers may dial (866) 244-4576 five minutes beforehand.  Investors also have the opportunity to listen to the conference call live on the Internet, at our website, under Investor Relations – Investor Overview, by clicking on the webcast icon.  A replay of the call is available for one week at (888) 266-2081 (Passcode 709094).  The second quarter 2004 Supplemental Operating and Financial Data will also be available on our website beginning on July 19, 2004.

-Financial Tables Follow-

***

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2004 AND DECEMBER 31, 2003

(Unaudited; in thousands, except share and per share amounts)

	2004	2003

Assets

Real estate investments:
Industrial buildings	$428,738	$414,392
Office buildings	366,946	375,844
Properties under development	43,984	-
Land held for development	14,172	14,071
	853,840	804,307
Less accumulated depreciation	89,489	81,638
Total real estate investments	764,351	722,669

Cash and cash equivalents	4,912	7,598
Other assets	46,552	43,352

Total assets	$815,815	$773,619

Liabilities and Stockholders’ Equity

Bank loan payable	$ 68,832	$ 68,978
Mortgage loans payable	368,112	368,542
Accounts payable and accrued expenses	6,682	8,874
Dividends payable	8,260	8,319
Other liabilities	16,234	15,007

Total liabilities	468,120	469,720

Stockholders’ equity: Preferred stock, $0.01 par value; authorized 6,795,000 shares; issued none	-	-
Series A 8.75% cumulative redeemable preferred stock, $0.01 par value; authorized and issued 805,000 shares at June 30, 2004 and December 31, 2003; stated liquidation preference of $40,250	38,947	38,947
Series B 7.625% cumulative redeemable preferred stock, $0.01 par value; authorized and issued 2,400,000 shares at June 30, 2004; stated liquidation preference of $60,000	57,832	-
Common stock, $0.02 par value; authorized 50,000,000 shares; issued and outstanding 16,196,009 shares at June 30, 2004 and 16,311,955 shares at December 31, 2003	324	326
Additional paid-in capital	285,897	289,734
Deferred stock compensation	(8,733)	(5,476)
Accumulated dividends in excess of net income	(26,787)	(19,721)
Accumulated other comprehensive income	215	89

Total stockholders’ equity	347,695	303,899

Total liabilities and stockholders' equity	$815,815	$773,619

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(Unaudited; in thousands, except share and per share amounts)

	Three Months		Six Months
	2004	2003	2004	2003
Property operations:
Rental income	$ 28,715	$ 26,508	$ 56,762	$ 53,461
Rental expenses:
Operating expenses	5,325	4,867	10,267	9,443
Real estate taxes	2,971	2,690	5,945	5,369
Depreciation and amortization	7,351	4,995	14,259	9,904

Income from property operations	13,068	13,956	26,291	28,745

General and administrative expenses	(1,583)	(1,251)	(3,088)	(2,935)
Interest income	11	33	29	72
Interest expense	(5,740)	(5,436)	(11,860)	(10,908)

Net income	5,756	7,302	11,372	14,974
Preferred dividends – Series A	(881)	-	(1,761)	-

Net income available to common stockholders	$ 4,875	$ 7,302	$ 9,611	$ 14,974

Income per common share – basic	$ 0.31	$ 0.45	$ 0.60	$ 0.93

Weighted average number of shares – basic	15,838,442	16,126,098	15,898,655	16,102,628

Income per common share - diluted	$ 0.30	$ 0.44	$ 0.59	$ 0.91

Weighted average number of shares – diluted	16,059,299	16,423,089	16,181,870	16,412,916

BEDFORD PROPERTY INVESTORS, INC.

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

TO FUNDS FROM OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003

 (Unaudited; in thousands, except share and per share amounts)

	Three Months		Six Months
	2004	2003	2004	2003

Net income available to common stockholders	$ 4,875	$ 7,302	$ 9,611	$ 14,974
Adjustments:
Depreciation and amortization	7,351	4,995	14,259	9,904

Funds from Operations (FFO)(1)	$ 12,226	$ 12,297	$ 23,870	$ 24,878

FFO per share – diluted	$ 0.76	$ 0.75	$ 1.48	$ 1.52

Weighted average number of shares - diluted	16,059,299	16,423,089	16,181,870	16,412,916

(1)

Although FFO is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), we believe that FFO may be an appropriate alternative measure of the performance of an equity real estate investment trust (REIT).  Presentation of this information provides the reader with an additional measure to compare the performance of equity REITs.  FFO is generally defined by the National Association of Real Estate Investment Trusts as net income (loss) (computed in accordance with GAAP), excluding extraordinary items and gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  FFO as set forth in the table above has been computed in accordance with this definition.  FFO does not represent cash generated by operating activities in accordance with GAAP; it is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.  Furthermore, FFO as disclosed by other REITs may not be comparable to our presentation.  The most directly comparable financial measure calculated in accordance with GAAP to FFO is net income available to common stockholders.